EXHIBIT (22)



                        Subsidiaries of Registrant


     1.   Laclede Consulting Services Limited - wholly-owned.

     2.   Laclede Chain Manufacturing Company - wholly-owned.

     3.   Laclede Mid America Inc. - wholly-owned.

     4.   Laclede Pipe Company - wholly-owned.